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
                                                                                                    --------------------------
                                                                                                        OMB APPROVAL
                                                                                                    --------------------------
                                                                                                    OMB Number: 3235-0104
 FORM 3                                                                                             --------------------------
                                             U.S.  SECURITIES AND EXCHANGE COMMISSION               Expires: January 31, 2005
                                                    WASHINGTON, D.C. 20549                          --------------------------
                                                                                                    Estimated average burden
                                     INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES        hours per response....0.5
                                                                                                    --------------------------
            Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting       |  2. Date of Event Re-   |  4. Issuer Name and Ticker or Trading Symbol
   Person(*)                           |     quiring Statement   |     NOMOS Corporation       NMOS
 Friede        John           A.       |     (Month/Day/Year)    |------------------------------------------------------------------
---------------------------------------|                         | 5. Relationship of Reporting     | 6. If Amendment, Date of
(Last)        (First)       (Middle)   |     June 26, 2002       |    Person(s) to Issuer           |    Original (Month/Day/Year)
 c/o NOMOS Corporation                 |-------------------------|    (Check all applicable)        |         N/A
 2591 Wexford-Bayne Rd.                |  3. IRS or Social       | _X_ Director      __X__ 10% Owner|-------------------------------
---------------------------------------|     Security Number     | ___ Officer       _____ Other    | 7. Ind.or Joint/Group Filing
               (Street)                |     of Reporting        |     (give title         (specify |    (Check applicable line)
                                       |     Person (Voluntary)  |      below              below)   | _X_ Form Filed by One
 Sweickley        PA         15143     |                         |                                  |     Reporting Person
                                       |                         |                                  | ___ Form Filed by More than
                                       |                         |      ------------------------    |     One Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
(City)          (State)         (Zip)

                                                       ATTACHMENT I TO FORM 3
                                          TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security                   | 2. Amount of Securities         | 3. Ownership         | 4. Nature of Indirect Beneficial
   (Instr. 4)                          |    Beneficially Owned           |    Form: Direct      |    Ownership (Instr. 4)
                                       |    (Instr. 4)                   |    (D) or Indirect   |
                                       |                                 |    (I)  (Instr. 5)   |
---------------------------------------|---------------------------------|----------------------|-----------------------------------
 Common Stock                          | 1,480,118                       |    D                 |
---------------------------------------|---------------------------------|----------------------|-----------------------------------
 Common Stock                          | 15,228(A)                       |    I                 | By self as Trustee, FBO Lisa
                                       |                                 |                      | Catherine Friede
---------------------------------------|---------------------------------|----------------------|-----------------------------------
 Common Stock                          | 17,766(A)                       |    I                 | By self as Trustee, FBO John
                                       |                                 |                      | William Friede
---------------------------------------|---------------------------------|----------------------|-----------------------------------
 Common Stock                          | 15,228(A)                       |    I                 | By self as Trustee, FBO Karen
                                       |                                 |                      | Michelle Friede
---------------------------------------|---------------------------------|----------------------|-----------------------------------
 Common Stock                          | 5,279(A)                        |    I                 | By Son, John W. Friede
---------------------------------------|---------------------------------|----------------------|-----------------------------------
 Common Stock                          | 5,076(A)                        |    I                 | By Son, John W. Friede, as
                                       |                                 |                      | custodian for Forrest Amory
                                       |                                 |                      | Beaudoin-Friede
---------------------------------------|---------------------------------|----------------------|-----------------------------------
 Common Stock                          | 5,076(A)                        |    I                 | By Daughter, Lisa Catherine
                                       |                                 |                      | Friede
---------------------------------------|---------------------------------|----------------------|-----------------------------------
 Common Stock                          | 2,538(A)                        |    I                 | By Brother, Robert Friede
---------------------------------------|---------------------------------|----------------------|-----------------------------------
 Common Stock                          | 5,076(A)                        |    I                 | By Grandson, Rowan Jack Beaudoin-
                                       |                                 |                      | Friede
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock                          | 7,614(A)                        |    I                 | By Daughter, Karen Michelle
                                       |                                 |                      | Holden
---------------------------------------|---------------------------------|----------------------|-----------------------------------
 Common Stock                          | 5,076(A)                        |    I                 | By Grandson, Walker John Holden
---------------------------------------|---------------------------------|----------------------|-----------------------------------
 Common Stock                          | 5,076(A)                        |    I                 | By Granddaughter, Chloe Evelyn
                                       |                                 |                      | Holden
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock                          | 51(A)                           |    I                 | By Grandniece, Claire Robinson
                                       |                                 |                      | Bresee
---------------------------------------|---------------------------------|----------------------|-----------------------------------
 Common Stock                          | 51(A)                           |    I                 | By Nephew, Harrison P.
                                       |                                 |                        Bresee, III, as custodian for
                                       |                                 |                        Claire Robinson Bresee
---------------------------------------|---------------------------------|----------------------|-----------------------------------
 Common Stock                          | 508 (A)                         |    I                 | By Nephew, Harrison P.
                                       |                                 |                      | Bresee, III
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock                          | 5,076(A)                        |    I                 | By Sister-in-law, Suzanne W.
                                       |                                 |                      | Bresee
---------------------------------------|---------------------------------|----------------------|-----------------------------------
 Common Stock                          | 508(A)                          |    I                 | By Grandnephew, William Thomas
                                       |                                 |                      | Bresee
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock                          | 508(A)                          |    I                 | By Niece, Bridget Bresee Bryant
---------------------------------------|---------------------------------|----------------------|-----------------------------------
 Common Stock                          | 51(A)                           |    I                 | By Niece, Bridget Bresee Bryant
                                       |                                 |                      | as custodian for Arthur Herbert
                                       |                                 |                      | Bryant III
---------------------------------------|---------------------------------|----------------------|-----------------------------------
 Common Stock                          | 51(A)                           |    I                 | By Niece, Bridget Bresee Bryant,
                                       |                                 |                      | as custodian for William
                                       |                                 |                      | Wilkinson Bryant
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock                          | 51(A)                           |    I                 | By Niece, Bridget Bresee, as
                                       |                                 |                      | custodian for James Pendleton
                                       |                                 |                      | Bryant
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                                              (Over)

(A) REPORTING PERSON DISCLAIMS BENEFICIAL OWNERSHIP OF THESE SHARES EXCEPT AS TO EXTENT OF HIS PECUNIARY INTEREST
    THEREIN.
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
FORM 3 (CONTINUED)

                                                 ATTACHMENT II TO FORM 3
        TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1.Title of Derivative Security | 2.Date Exer-  | 3.Title and Amount of Securities | 4.Conver- | 5. Owner-   | 6. Nature of Indirect
  (Instr. 4)                   |   cisable and |   Underlying Derivative Security |  sion or  |    ship     |    Beneficial
                               |   Expiration  |   (Instr. 4)                     |  Exercise |    Form of  |    Ownership
                               |   Date        |                                  |  Price of |    Deriv-   |    (Instr. 5)
                               |   (Month/Day/ |                                  |  Deriv-   |    ative    |
                               |   Year)       |                                  |  ative    |    Security:|
                               |---------------|----------------------------------|  Security |    Direct   |
                               |Date   | Expir-|                         | Amount |           |    (D) or   |
                               |Exer-  | ation |         Title           | or     |           |    Indirect |
                               |cisable| Date  |                         | Number |           |    (I)      |
                               |       |       |                         | of     |           |  (Instr. 5) |
                               |       |       |                         | Shares |           |             |
-------------------------------|-------|-------|-------------------------|--------|-----------|-------------|-----------------------
 Series A Preferred           Currently| N/A   |   Common Stock          |  40,102|  1.3605 - |     D       |
  Stock                        |       |       |                         |        |  for - 1  |             |
-------------------------------|-------|-------|-------------------------|--------|-----------|-------------|-----------------------
 Series B Preferred           Currently| N/A   |   Common Stock          1,481,036| 1 for - 1 |     D       |
  Stock                        |       |       |                         |        |           |             |
-------------------------------|-------|-------|-------------------------|--------|-----------|-------------|-----------------------
 Options                       |  (B)  | N/A   |   Common Stock          | 101,523|  $19.70   |     D       |
-------------------------------|-------|-------|-------------------------|--------|-----------|-------------|-----------------------
 Options                       |2/11/03|2/11/12|   Common Stock          |  21,150|   $3.94   |     D       |
-------------------------------|-------|-------|-------------------------|--------|-----------|-------------|-----------------------
 Options                       |2/11/04|2/11/12|   Common Stock          |  21,151|   $3.94   |     D       |
-------------------------------|-------|-------|-------------------------|--------|-----------|-------------|-----------------------
 Options                       |2/11/05|2/11/12|   Common Stock          |  21,151|   $3.94   |     D       |
-------------------------------|-------|-------|-------------------------|--------|-----------|-------------|-----------------------
 Series B Preferred           Currently|N/A    |   Common Stock          | 126,904(A) 1 - for |     I       | By Son, John W.
  Stock                        |       |       |                         |        |   - 1     |             |   Friede
-------------------------------|-------|-------|-------------------------|--------|-----------|-------------|-----------------------
 Series B Preferred           Currently|N/A    |   Common Stock          | 126,904(A) 1 - for |     I       | By Daughter, Lisa C.
  Stock                        |       |       |                         |        |   - 1     |             |   Friede
-------------------------------|-------|-------|-------------------------|--------|-----------|-------------|-----------------------
 Series B Preferred           Currently|N/A    |   Common Stock          | 126,904(A) 1 - for |     I       | By Daughter, Karen
  Stock                        |       |       |                         |        |   - 1     |             |   M. Holden
------------------------------------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class of securities beneficially owned, directly or indirectly.
Explanation of Responses:

(A) REPORTING PERSON DISCLAIMS BENEFICIAL OWNERSHIP OF THESE SHARES EXCEPT TO THE EXTENT OF HIS PECUNIARY
    INTEREST THEREIN.

(B) UPON THE EARLIER OF (i) MAY 18, 2004 OR (ii) WHEN THE FAIR MARKET VALUE OF NOMOS COMMON STOCK REACHES
    $59.10 PER SHARE.

                                                                          /s/  John  A. Friede                      June 25, 2002
                                                                      ------------------------------------        -----------------
                                                                         Signature of Reporting Person(**)                Date


(*)  If the form is filed by more than one reporting person, see Instruction 5(b)(v)

(**) Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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